Exhibit 10.5
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of November 24, 2010, by and between Yadkin Valley Financial Corporation, a North Carolina corporation (the “Company”), Yadkin Valley Bank and Trust (the “Bank”), a North Carolina state bank and wholly owned subsidiary of the Company (the Company and the Bank collectively referred to herein as the “Employer”) and William M. DeMarcus (the “Officer”).
     For and in consideration of their mutual promises, covenants and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:
     1. Employment. The Employer agrees to continue to employ the Officer and the Officer agrees to continue to accept employment upon the terms and conditions stated herein as the Executive Vice President and Chief Banking Officer of the Company and the Bank. The Officer shall render such services to the Employer as are customarily performed by persons situated in a similar executive capacity. The Officer shall promote the business of the Employer, including being active in at least one civic organization, and perform such other duties as shall, from time to time, be reasonably assigned by the Board of Directors of the Company or the Bank (collectively, the “Directors”). Upon the request of the Directors, the Officer shall disclose all business activities or commercial pursuits in which Officer is engaged, other than Employer duties.
     2. Compensation. The Employer shall pay the Officer during the term of this Agreement, as compensation for all services rendered by the Officer to the Employer, a base salary at the rate of $220,000 per annum, payable in accordance with the Employer’s standard payroll practices, which for purposes of this Agreement shall mean not less frequently than monthly. Participation in the Employer’s incentive compensation, deferred compensation, discretionary bonus, profit-sharing, retirement and other employee benefit plans and participation in any fringe benefits shall not reduce the salary payable to the Officer under this Paragraph. In the event of a Change in Control (as defined in Paragraph 10), the Officer’s rate of salary shall be increased not less than five percent annually during the term of this Agreement. Any payments made under this Agreement shall be subject to such deductions as are required by law or regulation or as may be agreed to by the Bank and the Officer.
     3. Discretionary Bonuses. During the term of this Agreement, the Officer shall be entitled, in an equitable manner with all other key management personnel of the Employer, to such discretionary bonuses as may be authorized, declared and paid by the Directors to the Employer’s key management employees. All such bonuses authorized and declared by the Directors shall be paid pursuant to the Employer’s standard payroll procedures at the latest within 60 days of the earlier of such authorization or declaration. No other compensation provided for in this Agreement shall be deemed a substitute for the Officer’s right to such discretionary bonuses when and as declared by the Directors.
     4. Participation in Retirement and Employee Benefit Plans; Fringe Benefits.

          (a) The Employer shall provide family medical coverage for the Officer and the Officer shall also be entitled to participate in any plan relating to deferred compensation, stock options, stock purchases, pension, thrift, profit sharing, group life insurance, disability coverage, education, or other retirement or employee benefits that the Employer has adopted, or may, from time to time adopt, for the benefit of its executive employees or for employees generally, subject to the eligibility rules of such plans. Any options or similar awards shall be issued to the Officer at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.
          (b) The Employer shall pay the expenses of the Officer for the memberships and dues for one country club and one civic club, if the Employee chooses to participate in a civic club.
          (c) The Officer shall also be entitled to participate in any other fringe benefits which are now or may be or become applicable to the Employer’s executive employees, including the payment of reasonable expenses for continuing education to maintain professional designations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Officer under this Agreement. Additionally, the Officer shall be entitled to such vacation and sick leave as shall be established under uniform employee policies promulgated by the Directors. The Employer shall reimburse the Officer for all out-of-pocket reasonable and necessary business expenses which the Officer may incur in connection with the Officer’s services on behalf of the Employer. The Employer shall reimburse the Officer for such expenses described in this Paragraph 4 within 60 days of Officer’s incurring such expense.
          (d) The Employer shall provide the Officer with the use of a late model automobile suitable to the status of the Officer of a type and for lease terms to be approved the Compensation Committee of the Employer. The Employer shall pay for all reasonable expenses, including, but not limited to, insurance coverage and gasoline, by the Officer in connection with the operation and maintenance of such automobile. Replacement of the automobile shall be made only with the approval of the Directors and in accordance with the policies of the Employer in effect from time to time relating to the replacement of automobiles. Alternatively, at the Employer’s sole discretion, the Employer shall pay the Officer an automobile allowance sufficient to provide the Officer with a late model automobile suitable to the status of the Officer and to reimburse him for all reasonable expenses, including insurance coverage and gasoline, by the Officer in connection with the operation and maintenance of such automobile, which shall be paid in cash no less frequently than monthly.
     5. Term. The initial term of employment under this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three calendar years from the effective date of this Agreement. On each anniversary of the effective date of this Agreement, the term hereof shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Employer or the Officer is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended; provided that the Directors shall review the Officer’s performance annually and make a specific determination based on such reviews whether to renew this Agreement prior to the 90 days’ notice.
     6. Loyalty; Noncompetition.
          (a) The Officer shall devote his full efforts and entire business time to the performance of his duties and responsibilities under this Agreement.

          (b) During the term of this Agreement, or any renewals thereof, and for a period of one year after termination, the Officer agrees he will not, within 15 miles of any Bank office operating during the term of this Agreement, directly or indirectly, own, manage, operate, join, control or participate in the management, operation or control of, or be employed by or connected in any manner with any financial institution which competes with the Employer or any of its subsidiaries without the prior written consent of the Employer; provided, however, that the provisions of this Paragraph shall not apply in the event (i) the Officer’s employment is unilaterally terminated by the Employer for Cause, (as such term is defined in Paragraph 8(c) hereof), (ii) the Officer terminates his employment with the Employer for “good reason” (as such term is defined in Paragraph 10(b) hereof) following a “Change in Control” (as such term is defined in Paragraph 10(d) hereof), or (iii) the Officer’s employment is terminated under the circumstances described in Paragraph 9(a). Notwithstanding the foregoing, the Officer shall be free, without such consent, to purchase or hold as an investment or otherwise, up to five percent of the outstanding stock or other security of any corporation which has its securities publicly traded on any recognized securities exchange or in any over the counter market.
          (c) The Officer agrees he will hold in confidence all knowledge or information of a confidential nature with respect to the business of the Employer or any subsidiary received by the Officer during the term of this Agreement and will not disclose or make use of such information without the prior written consent of the Employer. The Officer agrees that he will be liable to the Employer for any damages caused by unauthorized disclosure of such information. Upon termination of his employment, the Officer agrees to, return all records or copies thereof of the Employer or any subsidiary in his possession or under his control which relate to the activities of the Employer or any subsidiary.
          (d) The Officer acknowledges that it would not be possible to ascertain the amount of monetary damages in the event of a breach by the Officer under the provisions of this Paragraph 6. The Officer agrees that, in the event of a breach of this Paragraph 6, injunctive relief enforcing the terms of this Paragraph 6 is an appropriate remedy. If the scope of any restriction contained in this Paragraph 6 is determined to be too broad by any court of competent jurisdiction, then such restriction shall be enforced to the maximum extent permitted by law and the Officer consents that the scope of this restriction may be modified judicially.
     7. Standards. The Officer shall perform his duties and responsibilities under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Directors. The Employer will provide the Officer with the working facilities and staff customary for similar executives and necessary for the Officer to perform his duties.
     8. Termination and Termination Pay. For purposes of this Agreement, the term “terminate” or “termination” shall mean a “separation from service” as defined by Treasury Regulation § 1.409A-1(h).
          (a) The Officer’s employment under this Agreement shall be terminated upon the death of the Officer during the term of this Agreement, in which event, the Officer’s estate shall be entitled to receive the base compensation due the Officer through the last day of the calendar month in which the Officer’s death shall have occurred and for a period of one month thereafter. All such payments due under this Paragraph 8(a) shall be paid to the estate as soon as practical following the Officer’s death.

          (b) The Officer’s employment under this Agreement may be terminated at any time by the Officer upon 60 days’ written notice to the Directors. Upon such termination, the Officer shall be entitled to receive only Officer’s base compensation through the effective date of such termination. Subject to Paragraphs 11(b) and (c) below, any amount of compensation or other benefit that the Officer has a right to as of the date of termination under this Paragraph 8(b) shall be paid on 60th day following such termination.
          (c) The Directors may terminate the Officer’s employment at any time, but any termination by the Directors, other than termination for Cause, shall not prejudice the Officer’s right to compensation or other benefits under this Agreement. The Employer shall provide written notice specifying the grounds for termination for Cause. The Officer shall have no right to receive compensation or other benefits for any period after termination for Cause. Termination for Cause shall include termination because of the Officer’s personal dishonesty or moral turpitude, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Subject to Paragraphs 11(b) and (c) below, any amount of compensation or other benefit that the Officer has a right to as of the date of termination shall be paid on the 60th day following such termination. Notwithstanding such termination, the obligations under Paragraph 6(c) shall survive any termination of employment.
          (d) Subject to the Employer’s obligations and the Officer’s rights under (i) Title I of the Americans with Disabilities Act, §504 of the Rehabilitation Act, and the Family and Medical Leave Act, and to (ii) the vacation leave, disability leave, sick leave and any other leave policies of the Employer, the Officer’s employment under this Agreement automatically shall be terminated in the event that the Employer determines that the Officer has become disabled (as defined by Treasury Regulation § 1.409A-3(i)(4)) during the term of this Agreement. Upon any such termination, the Officer shall be entitled to receive any compensation the Officer shall have earned prior to the date of termination but which remains unpaid, and all such amounts shall be paid to the Officer as soon as practical following the Officer’s termination. The Officer shall also be entitled to receive any payments provided under any disability income plan of the Employer which is applicable to the Officer.
          In the event of any disagreement between the Officer and the Employer as to whether the Officer is physically or mentally disabled such as will result in the termination of the Officer’s employment pursuant to this Paragraph 8(d), the question of such disability shall be submitted to an impartial physician licensed to practice medicine in North Carolina for determination and who will be selected by mutual agreement of the Officer and the Employer, or failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Employer and the other by the Officer), and such determination of the question of such disability by such physician or physicians shall be final and binding on the Officer and the Employer. The Employer shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 8(d).
     9. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Employer (or any of its successors in interest) shall not be required to make any payment or take any action under this Agreement if:
          (a) the Bank is declared by any governmental agency having jurisdiction over the Bank (hereinafter referred to as “Regulatory Authority”) to be insolvent, in default or operating in an unsafe or unsound manner; provided however that, if the Officer’s employment with the Employer shall terminate as described in Paragraph 8 hereof within 90 days of such declaration, then Paragraph 6(b) of this Agreement shall not apply to the Officer following such termination; or,
          (b) in the opinion of counsel to the Employer, such payment or action (i) would be prohibited by or would violate any provision of state or federal law applicable to the Employer, including, without limitation, the Federal Deposit Insurance Act as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.
     10. Change in Control.
          (a) In the event of a termination of the Officer’s employment in connection with, or within twenty-four months after, a “Change in Control” (as defined in Subparagraph (d) below) of the Employer other than for Cause (as defined in Paragraph 8), the Officer shall be entitled to receive liquidated damages as set forth in Subparagraph (c) below. Such sum shall be payable as provided in Subparagraph (e) below.
          (b) In addition to any rights the Officer might have to terminate this Agreement contained in Paragraph 8, the Officer shall have the right to terminate this Agreement for “good reason”, as such term is defined by Treasury Regulation § 1.409A-1(n)(2), within twenty-four months following a Change in Control of the Bank.
          (c) In the event that the Officer or the Employer terminates this Agreement pursuant to this Paragraph 10, the Employer will be obligated to pay or cause to be paid to Officer liquidated damages in an amount equal to 2.99 times the Officer’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
          (d) For the purposes of this Agreement, the term Change in Control shall mean as defined by Treasury Regulation § 1.409A-3(i)(5). Notwithstanding the other provisions of this Paragraph 10, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Officer and Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.
          (e) Subject to Paragraph 11(b) below, such amounts payable pursuant to this Paragraph 10 shall be paid in one lump sum payment within fifteen days following termination of this Agreement.
          (f) Following an event constituting good reason for termination which gives rise to Officer’s rights hereunder, the Officer shall have twelve months from the date of occurrence of such event to terminate this Agreement pursuant to this Paragraph 10. Any such termination shall be deemed to have occurred only upon delivery to the Employer (or to any successor corporation) of written notice of termination which describes the Change in Control and the event constituting good reason. If Officer does not so terminate this Agreement within such twelve-month period, he shall thereafter have no further rights hereunder with respect to the event constituting good reason, but shall retain rights, if any, hereunder with respect to any other event constituting good reason as to which such period has not expired.
          (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Employer for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G of the Code, shall be modified or reduced to the extent deemed to be necessary by the Directors to avoid the imposition of excise taxes on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Employer under Section 280(a) of the Code.
     11. Conditions to any Payment of Severance Amounts.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Employer.
          (b) If: (1) when the Officer’s employment terminates under this Agreement he is a specified employee, as defined in Section 409A of the Code or the regulations promulgated thereunder; (2) the Officer’s employment did not terminate because of his death; (3) any payments under this Agreement will result in additional tax or interest to the Officer because of Section 409A or the regulations promulgated thereunder; and (4) an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, then despite any provision of this Agreement to the contrary the Officer will not be entitled to such payments until the earlier of: (1) six months and one day after termination of the Officer’s employment; or (2) his death. Payments that would have otherwise been paid during such six month and one day period shall be accumulated and paid on the earlier of: (1) the first day of the seventh month after such termination of employment; or (2) death of the Officer; and the remaining amount of any such payment due under this Agreement shall be paid as set forth elsewhere in this Agreement without regard to this Paragraph.
          (c) Within 45 days of the Officer’s termination of employment, and as a condition to the Employer’s obligation to provide any severance benefits under this Agreement, the Officer shall enter into a mutually satisfactory form of release, and may not revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Officer’s employment by the Employer, including the circumstances of such termination.
     12. Successors and Assigns.
          (a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Employer which shall acquire, directly or indirectly, by conversion, merger, purchase or otherwise, all or substantially all of the assets of the Employer.
          (b) Since the Employer is contracting for the unique and personal skills of the Officer, the Officer shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Employer.
     13. Modification; Wavier; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Officer and on behalf of the Employer by such officer as may be specifically designated by the Directors. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendment or addition to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.
     14. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.
     15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
     16. Entire Agreement. This Agreement constitutes the entire agreement of the parties pertaining to the employment of the Officer and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Officer agrees that no promises, representations, or inducements have been made which caused Officer to sign this Agreement other than those which are expressly set forth above.
     17. Compliance with Internal Revenue Code Section 409A. The Employer and the Officer intend that their exercise of authority or discretion under this Agreement shall comply with section 409A of the Internal Revenue Code of 1986. If any provision of this Agreement does not satisfy the requirements of section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). References in this Agreement to section 409A of the Internal Revenue Code of 1986 include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Code section 409A.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first hereinabove written.

YADKIN VALLEY FINANCIAL CORPORATION

ATTEST:

By:	/s/ Patricia H. Wooten	By:	/s/ William A. Long

Name:	Patricia H. Wooten	Name:	William A. Long
		Title:	President and Chief Executive Officer

YADKIN VALLEY BANK AND TRUST

ATTEST:

By:	/s/ Patricia H. Wooten	By:	/s/ William A. Long

Name:	Patricia H. Wooten	Name:	William A. Long
		Title:	Chief Executive Officer

OFFICER

/s/ William M. DeMarcus

William M. DeMarcus

/s/ Laura N. Blalock

Witness: Laura N. Blalock